Exhibit 99.5

WESTERN SIZZLIN CORPORATION

NOMINEE HOLDER CERTIFICATION

The undersigned, a bank, broker, trustee, depository or other nominee of beneficial owners of subscription rights (the “Subscription Rights”) to purchase common stock (the “Common Stock”) of Western Sizzlin Corporation (the “Company”), pursuant to the offering described in the Company’s prospectus dated                   , 2005 (the “Prospectus”), hereby certifies to the Company and to Continental Stock Transfer & Trust Company, as Subscription Agent for such offering, that (1) the undersigned has exercised, on behalf of the beneficial owners thereof (which may include the undersigned), Subscription Rights for the number of shares of Common Stock specified below pursuant to the Basic Subscription Privilege (as defined in the Prospectus) and the Oversubscription Privilege (as defined in the Prospectus), listing separately below each such exercised Basic Subscription Privilege and the corresponding Oversubscription Privilege (without identifying any such beneficial owner), and (2) each such beneficial owner’s Basic Subscription Privilege has been exercised in full:

Number of Shares	Number of Shares	Number of Shares
Owned on the	Subscribed for Pursuant	Subscribed for Pursuant to
Record Date	to Basic Subscription Privilege	Oversubscription Privilege

1.
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Provide the following information if applicable:

Depository Trust Company (“DTC”)
Participant Number

Name of Participant

By:
Name:
Title: